Exhibit 99.3

Gopher Protocol Secures GOPHERINSIGHT and GOPHERNET Trademark Applications

March 18, 2016 11:00 AM

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SAN DIEGO, CA / ACCESSWIRE / March 18, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and the "Company") announced today that it has received through Dr. Dan Rittman in connection with that certain exclusive license agreement between the Company and Dr. Rittman, a Notice of Allowance for the "GOPHERINSIGHT" and "GOPHERNET" trademark applications (the "Trademark Applications") owned by Dr. Rittman.

The Notices of Allowance indicate that the USPTO has approved both Trademark Applications, providing the Company with the exclusive right to use the Trademarks with the goods listed in the Trademark Applications.

The list of goods contained in the GOPHERNET trademark application is:

Communications software for connecting microchips; Computer hardware, namely, wireless network extenders; Computer hardware, namely, wireless network repeaters; Computer networking hardware; Computer programs for connecting remotely to computers or computer networks; Computer programs for searching remotely for content on computers and computer networks; Microchip cards; Microchips; Mobile computing and operating platforms consisting of data transceivers, wireless networks and gateways for collection and management of data; Radio receivers and transmitters for monitoring and controlling light emitting diodes in a network of street lights and for processing emergency signals transmitted to individual street lights.

The list of goods contained in the GOPHERINSIGHT trademark application is:

Chip carriers, namely, semiconductor chip housings; Semiconductor chip sets; Semiconductor chip sets for use in mobile microchip and software system; Semiconductor chips; Semiconductor devices; Semiconductor power elements; and Semiconductors.

Gopher and its partners are preparing to introduce the Guardian Patch platform to the market in the near future. As such, the Company intends to use the above-referenced trademarks in connection with the Guardian patch. Further announcements will be provided as this develops.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher" and the "Company") (GOPH) (http://gopherprotocol.com/) is development-stage company that is developing a real-time, heuristic based, mobile technology, per license agreement it holds. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.